Exhibit 99.1

Cross Country Healthcare Reports Fourth Quarter and Year-End 2011 Results

BOCA RATON, Fla.--(BUSINESS WIRE)--March 5, 2012--Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $124.7 million in the fourth quarter ended December 31, 2011, a 10% increase from revenue of $113.7 million in the prior year quarter and a 5% decrease sequentially from the third quarter of 2011. Net income was $0.5 million, or $0.02 per diluted share, and included $0.02 per diluted share for income and non-income tax expenses related to prior years. This compares to revenue of $113.7 million and a net loss of $6.0 million or ($0.19) per diluted share in the same quarter of the prior year that included $6.6 million, or $(0.21) per diluted share, of after-tax trademark impairment charges related to the acquisition of Medical Doctor Associates (MDA). Cash flow from operations for the fourth quarter was $3.7 million.

For the year ended December 31, 2011, the Company generated revenue of $504.0 million and net income of $4.1 million, or $0.13 per diluted share, after the aforementioned tax related matters. This compares to revenue of $468.6 million and a net loss of $2.8 million, or ($0.09) per diluted share, in the prior year that included the aforementioned impairment charges. Cash flow from operations for 2011 was $18.3 million.

“Revenue growth in our nurse and allied staffing segment was a strong 18% in the fourth quarter, but was slightly below our expectations which were based on booking momentum maintained through October that did not hold for the remainder of the year. At year-end we saw a return to more normal field employee attrition levels around the holidays which suggests travel nurses have more leverage in their schedule negotiations with hospitals than they have had for the past several years. This is typical in a supply-constrained environment, which is more favorable for our business than one in which demand is constrained. However, I believe there has also been some pushback from hospital administrators whose 2011 budgets likely did not factor in the pace of recovery in the utilization of temporary nurse and allied labor that our 2011 results indicate; thus bringing more focus on this expense category than existed at the same time last year,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc.

“While the pace of growth in our nurse and allied staffing segment is less rapid than it was last fall, I believe the environment is conducive to continued strong growth for this business in 2012. This is due primarily to an improving national labor market trend, which has historically resulted in RNs being less willing to work as many hours, and to a lesser extent by an accelerating opportunity to provide our staffing services to hospitals implementing electronic medical record technology. In addition, our clinical trial services business saw modest top-line improvement and physician staffing was up slightly in the fourth quarter compared to a year ago. In view of these factors, I remain optimistic regarding our performance in 2012,” Mr. Boshart added.

The tax related expenses in the fourth quarter of 2011 mentioned above relate to two items pertaining to prior years. First, sales tax and other state non-income based taxes recorded in selling, general and administrative expenses were adjusted due to a change in the Company’s estimate of certain prior year non-income based tax positions. Second, an adjustment to income tax expense was made to correct an overstatement of prior period deferred tax assets for share-based payments.

Nurse and Allied Staffing

For the fourth quarter of 2011, the nurse and allied staffing business segment (travel and per diem nurse and allied health staffing) generated revenue of $70.3 million, reflecting an 18% increase from the prior year quarter, but a 4% decrease sequentially from the third quarter of 2011. The year-over-year increase and sequential decrease was attributable to changes in staffing volume with the sequential decline due partly to seasonal factors. Contribution income (defined as income from operations before depreciation, amortization and corporate expenses not specifically identified to a reporting segment) was $5.5 million, an increase of 5% year-over-year and a 13% decrease sequentially. The contribution income margin (defined as a percentage of segment revenue) was 7.8% in the fourth quarter of 2011, a decrease of 100 basis points year-over-year due primarily to a contraction of the bill-pay spread and higher housing and professional liability expenses partially offset by lower workers’ compensation expenses. Sequentially, the contribution income margin declined 80 basis points due primarily to higher housing costs, along with higher workers’ compensation expenses and negative operating leverage partially offset by lower field payroll taxes and travel expenses.

Segment staffing volume increased 16% from the prior year quarter, but decreased 4% sequentially from the third quarter of 2011. Travel staffing volume increased 18% on a year-over-year basis, but decreased 2% on a sequential basis while per diem staffing volume increased 4% year-over-year, but decreased 15% sequentially. The average revenue per FTE per day for the fourth quarter of 2011 was $311, an increase of 2% year-over-year and unchanged sequentially. For travel nurse staffing, the average hourly bill rate increased 1% year-over-year, but declined 1% on a sequential basis.

For the year-ended December 31, 2011, segment revenue increased 15% to $278.8 million from $242.2 million in the prior year. Contribution income increased 5% to $22.4 million from $21.4 million in the prior year.

Physician Staffing

For the fourth quarter of 2011, the physician staffing business segment generated revenue of $27.9 million, a slight increase from the prior year quarter, but a 9% decrease sequentially from the third quarter of 2011. The year-over-year increase reflected a change in mix toward a higher staffing volume of lower bill-rate specialties, while the sequential decline was due to a seasonal drop-off in staffing volume and change in specialty mix. Contribution income was $2.7 million, an 8% decrease year-over-year and a 7% decrease sequentially. The contribution income margin declined 90 basis points from the prior year quarter due primarily to the impact of the increase in the aforementioned state non-income based taxes. Sequentially, the contribution income margin improved 20 basis points primarily reflecting favorable professionally liability expenses partially offset by the state non-income based tax impact. Physician staffing days filled for the fourth quarter of 2011 was 20,200 days, a 1% decrease from the prior year quarter and an 11% decrease sequentially. Revenue per day filled for the fourth quarter of 2011 was $1,383, a 1% increase year-over-year and 2% sequentially due to a favorable combination of changes in specialty mix, placement type and bill rate.

For the year-ended December 31, 2011, segment revenue decreased 2% to $118.8 million from $121.6 million in the prior year. Contribution income decreased 13% to $11.3 million from $13.1 million in the prior year.

Clinical Trial Services

For the fourth quarter of 2011, the clinical trial services segment generated revenue of $15.7 million, a 3% increase from the prior year quarter, but a 6% decrease sequentially from the third quarter of 2011. The year-over-year improvement was due to higher staffing volume, an increase in drug safety activity partially offset by lower average bill rates. The sequential decline was primarily due to three less billable days in the fourth quarter. Staffing services accounted for 93% of segment revenue. Contribution income was $1.5 million, a 10% increase year-over-year due to higher revenue and improvement in the bill-pay spread partially offset by the impact of the increase in the state non-income based taxes, but a 34% decrease sequentially due to lower revenue and slow-down during the holidays that coincides with a normal reduction of activity in the pharmaceutical industry.

For the year-ended December 31, 2011, segment revenue increased 4% to $64.6 million from $62.0 million in the prior year. Contribution income increased 3% to $6.6 million from $6.4 million in the prior year.

Other Human Capital Management Services

For the fourth quarter of 2011, the other human capital management services business segment (education and training and retained search) generated revenue of $10.8 million, a 3% decrease from the prior year quarter, primarily due to a decrease in seminar attendance in the education and training business. On a sequential basis, segment revenue increased 5% from the prior quarter reflecting an increase in the number of seminars and attendance in the education and training business partially offset by lower revenue from the retained search business. Contribution income was $0.9 million, a 33% decrease year-over-year and 13% sequentially. The year-over-year decrease was primarily due to negative operating leverage in both the education and training and the retained search businesses along with the impact of the increase in the state non-income based taxes related to the retained search business. The sequential decline was due to lower contribution income from the retained search business primarily associated with the impact of the state non-income based taxes partially offset by significant improvement in the education and training business.

For the year-ended December 31, 2011, segment revenue decreased 2% to $41.8 million from $42.8 million in the prior year. Contribution income decreased 16% to $3.2 million from $3.8 million in the prior year.

Debt Outstanding and Credit Facility

During the fourth quarter of 2011, the Company reduced its debt by $3.9 million from the end of the prior quarter, which included a $1.0 million optional pre-payment on its term debt. At December 31, 2011, the Company had $42.0 million of total debt on its balance sheet and a debt, net of $10.6 million in cash and cash equivalents, to total capitalization ratio of 10.8%. At the end of the fourth quarter of 2011, the Company’s debt leverage ratio (as defined in its credit agreement) was 1.73 to 1, well below the 2.50 to 1 maximum allowable ratio effective for the duration of the credit agreement.

Stock Repurchase Program Update

During the fourth quarter of 2011, the Company repurchased 427,043 shares of its common stock at an average cost of $5.23 per share. As of December 31, 2011, the Company can repurchase up to 1,014,096 shares of its common stock under its current Board authorization, subject to the terms of its credit agreement. Shares may be repurchased from time-to-time in the open market subject to the constraints of the Company’s credit agreement and such repurchases may be discontinued at any time at the discretion of the Company. At December 31, 2011, the Company had approximately 30.8 million shares outstanding.

Guidance for First Quarter 2012

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, or significant legal proceedings. For the first quarter of 2012, the Company expects:

  Revenue to be in the $126 million to $128 million range.
  Gross profit margin to be in the 26.5% to 27.0% range.
  Adjusted EBITDA margin to be in the 3.0% to 3.5% range. Adjusted EBITDA, a non-GAAP financial measure, is defined in the accompanying financial statement tables.
  Earnings per diluted share to be in the range of $0.00 to $0.01.

Quarterly Conference Call

The Company will hold its quarterly conference call on Tuesday, March 6, 2012, at 10:00 a.m. Eastern Time to discuss its fourth quarter and year-end 2011 financial results. The call will be webcast live and can be accessed online at www.crosscountryhealthcare.com or by dialing 888-972-6408 in the U.S. or 210-234-0087 from non-U.S. locations – Passcode: Cross Country. Replays of the call will be available through March 20th online at the same website address or by dialing 800-294-4350 in the U.S. or 402-220-9777 from non-U.S. locations – Passcode: 2012.

Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company’s performance as it excludes certain items that management believes are not indicative of the Company’s operating performance. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services offering a comprehensive suite of staffing and outsourcing services to the healthcare market that include nurse and allied staffing, physician staffing, clinical trial services and other human capital management services. The Company believes it is one of the top two providers of travel nurse and allied staffing services; one of the largest providers of temporary physician staffing (locum tenens) services; and a leading provider of clinical trial staffing services, retained physician search services and educational seminars specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,200 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations to provide its healthcare staffing and outsourcing solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at this website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and our other Securities and Exchange Commission filings made during 2011 and 2012.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations (a)
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended					Year Ended
	December 31,					December 31,
	2011		2010		% Change	2011		2010		% Change

Revenue from services	$124,729		$113,677		10%	$503,986		$468,562		8%
Operating expenses:
Direct operating expenses	90,115		81,079		11%	366,044		336,250		9%
Selling, general and administrative expenses (b)	29,131		27,147		7%	116,538		108,984		7%
Bad debt expense	344		179		92%	579		294		97%
Depreciation	1,598		1,887		(15%)	6,791		8,043		(16%)
Amortization	818		964		(15%)	3,493		3,851		(9%)
Impairment charges (c)	-		10,764		(100%)	-		10,764		(100%)
Total operating expenses	122,006		122,020		0%	493,445		468,186		5%
Income (loss) from operations	2,723		(8,343)		NM	10,541		376		NM
Other (income) expenses:
Foreign exchange (gain) loss	(122)		4		NM	(247)		76		NM
Interest expense	676		805		(16%)	2,856		4,245		(33%)
Other income, net	(70)		(50)		40%	(298)		(173)		72%
Income (loss) before income taxes	2,239		(9,102)		NM	8,230		(3,772)		NM
Income tax expense (benefit) (b)	1,707		(3,098)		NM	4,132		(997)		NM
Net income (loss)	$532		$(6,004)		NM	$4,098		$(2,775)		NM

Net income (loss) per common share:
Basic	$0.02		$(0.19)		NM	$0.13		$(0.09)		NM
Diluted	$0.02		$(0.19)		NM	$0.13		$(0.09)		NM

Weighted average common shares outstanding:
Basic	31,108		31,103			31,146		31,060
Diluted	31,117		31,103			31,192		31,060

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA (d)
(Unaudited, amounts in thousands)

	Three Months Ended					Year Ended
	December 31,					December 31,
	2011		2010			2011		2010
Income (loss) from operations	$2,723		$(8,343)			$10,541		$376
Depreciation	1,598		1,887			6,791		8,043
Amortization	818		964			3,493		3,851
Impairment charges (c)	-		10,764			-		10,764
Equity compensation	645		715			2,895		2,657
Adjusted EBITDA (d)	$5,784		$5,987			$23,720		$25,691

Adjusted EBITDA Margin (d)	4.6%		5.3%			4.7%		5.5%

Cross Country Healthcare, Inc.
Condensed Consolidated Balance Sheets (a)
(Unaudited, amounts in thousands)

	December 31,		December 31,
	2011		2010
Assets
Current assets:
Cash and cash equivalents	$10,648		$10,957
Short-term cash investments	1,691		1,870
Accounts receivable, net	71,802		64,395
Deferred tax assets	10,645		11,801
Income taxes receivable	1,879		6,563
Prepaid expenses	7,441		6,530
Other current assets	701		649
Total current assets	104,807		102,765

Property and equipment, net	12,018		14,536
Trademarks, net	52,053		52,055
Goodwill, net	143,344		143,349
Other identifiable intangible assets, net	21,195		24,681
Debt issuance costs, net	1,199		2,112
Non-current deferred tax assets	-		2,484
Other long-term assets	1,294		1,676
Total assets	$335,910		$343,658

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$9,018		$7,944
Accrued employee compensation and benefits	16,332		14,641
Current portion of long-term debt	16,998		7,957
Other current liabilities	4,002		4,712
Total current liabilities	46,350		35,254
Long-term debt	25,048		45,556
Non-current deferred tax liabilities	58		-
Other long-term liabilities	15,154		16,839
Total liabilities	86,610		97,649

Commitments and contingencies

Stockholders' equity:
Common stock	3		3
Additional paid-in capital	243,170		243,005
Accumulated other comprehensive loss	(3,373)		(2,401)
Retained earnings	9,500		5,402
Total stockholders' equity	249,300		246,009
Total liabilities and stockholders' equity	$335,910		$343,658

Cross Country Healthcare, Inc.
Segment Data (e)
(Unaudited, amounts in thousands)

	Three Months Ended					Year Ended
	December 31,					December 31,
	2011	% of Total	2010	% of Total	% Change	2011	% of Total	2010	% of Total	% Change

Revenue from services:

Nurse and allied staffing	$70,287	56%	$59,417	52%	18%	$278,793	55%	$242,160	52%	15%
Physician staffing	27,928	22%	27,895	25%	0%	118,781	24%	121,599	26%	(2%)
Clinical trial services	15,738	13%	15,301	13%	3%	64,609	13%	61,957	13%	4%
Other human capital management services	10,776	9%	11,064	10%	(3%)	41,803	8%	42,846	9%	(2%)
	$124,729	100%	$113,677	100%	10%	$503,986	100%	$468,562	100%	8%

Contribution income (f)

Nurse and allied staffing (g)	$5,473		$5,224		5%	$22,441		$21,383		5%
Physician staffing	2,720		2,958		(8%)	11,320		13,052		(13%)
Clinical trial services	1,472		1,336		10%	6,555		6,391		3%
Other human capital management services	852		1,279		(33%)	3,172		3,768		(16%)
	10,517		10,797		(3%)	43,488		44,594		(2%)

Unallocated corporate overhead (g)	5,378		5,525		(3%)	22,663		21,560		5%
Depreciation	1,598		1,887		(15%)	6,791		8,043		(16%)
Amortization	818		964		(15%)	3,493		3,851		(9%)
Impairment charges (c)	-		10,764		(100%)	-		10,764		(100%)
Income (loss) from operations	$2,723		$(8,343)		NM	$10,541		$376		NM

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended					Year Ended
	December 31,					December 31,
	2011		2010			2011		2010
Net cash provided by operating activities (in thousands)	$3,666		$6,737			$18,296		$31,522

Nurse and allied staffing statistical data:
FTEs (h)	2,457		2,124			2,472		2,185
Days worked (i)	226,044		195,408			902,280		797,525

Average nurse and allied staffing revenue per FTE per day (j)	$311		$304			$309		$304

Physician staffing statistical data (k):
Days filled (l)	20,200		20,350			85,416		89,421
Revenue per day filled (m)	$1,383		$1,371			$1,391		$1,360

(a) Certain prior year data has been reclassified to conform to the current year's presentation.

(b) During the fourth quarter of 2011, the Company accrued a pretax liability for certain non-income tax matters related to prior years of approximately $0.5 million ($0.3 million after tax), which is included in selling, general and administrative expenses on the consolidated statements of operations. In addition, the Company recorded approximately $0.3 million in income tax expense related to an overstatement of prior period deferred tax assets for share-based payments.

(c) Impairment charges in the three months and year ended December 31, 2010, relate to the impairment of trademarks acquired in the Company's MDA acquisition, of which $10.0 million was for a trademark in the Company's physician staffing business segment and $0.7 million was for a trademark in the Company's nurse and allied staffing business segment.

(d) Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as income from operations before depreciation, amortization and non-cash equity compensation. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to income from operations as an indicator of operating performance. Management uses Adjusted EBITDA as one performance measure in its annual cash incentive program for certain members of its management team. In addition, management monitors Adjusted EBITDA for planning purposes, including compliance with its debt covenants. Adjusted EBITDA, as defined, closely matches the operating measure used in the Company's Debt Leverage Ratio and Minimum Fixed Charge Coverage Ratio as defined by its Credit Agreement. Management believes Adjusted EBITDA, as defined, is useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(e) Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.

(f) Defined as income from operations before depreciation, amortization and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(g) Certain 2010 segment data has been reclassified to conform to the 2011 presentation. During 2011, the Company refined its methodology for allocating certain corporate overhead expenses to its nurse and allied staffing segment to more accurately reflect that segment’s profitability.

(h) FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.
(i) Days worked is calculated by multiplying the FTEs by the number of days during the respective period.

(j) Average revenue per FTE per day is calculated by dividing the nurse and allied staffing revenue by the number of days worked in the respective periods. Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.

(k) Beginning in the first quarter of 2011, the Company refined its statistical methodology related to its physician staffing metrics. Accordingly, historical 2010 quarterly data for these metrics have been revised to conform to the current year's presentation.

(l) Days filled is calculated by dividing the total hours filled during the period by 8 hours.
(m) Revenue per day filled is calculated by dividing the applicable revenue generated by the Company's physician staffing segment by days filled for the period presented.

NM - Not meaningful

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
hgoldman@crosscountry.com